Exhibit 99.1
Landec Appoints New Chief Financial Officer
January 19, 2021
SANTA MARIA, Calif., Jan. 19, 2021 (GLOBE NEWSWIRE) -- Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc., today announced the appointment of John D. Morberg as Chief Financial Officer, effective January 18, 2021. Mr. Morberg succeeds Brian McLaughlin, Landec’s current Chief Financial Officer, who has retired. Mr. Morberg will report to Landec’s President and Chief Executive Officer, Dr. Albert Bolles, and will oversee the Company’s finance, legal and investor relations functions.
Dr. Bolles stated, “We are excited to welcome John as our new Chief Financial Officer. He brings tremendous strategic and financial capabilities that we believe will be key as we continue to deliver improvements and advance our growth agenda, and to seek to position the company for resilience and profitability. He is well-aligned with our culture and will be a strong addition to Landec’s executive management team.” Dr. Bolles added, “I would also like to thank Brian McLaughlin for all of his contributions to the company and wish him well in his retirement.”
Mr. Morberg brings over 25 years of corporate finance and executive leadership experience with both public and private companies, including as a CEO, CFO, general counsel and board member. Most recently, he was CFO and General Counsel for BL Restaurant Holdings, LLC, a national restaurant chain. Previously, over a ten-year tenure at Garden Fresh Restaurant Corp, he held various roles, including as the CEO, CFO and board member. He also served as CFO of DEI Holdings, Inc., through its initial public offering and through the early stages of being a public company, and worked for eight-years as Vice President and Controller of PETCO. Mr. Morberg began his career at KPMG.
Mr. Morberg has a Juris Doctor from the University of the Pacific, McGeorge School of Law and a BBA, Accounting from the University of San Diego. He is a member of the State Bar of California and holds a CPA license (inactive).
“I am excited to assume the CFO role at Landec to help the company continue executing its strategic plan, accelerate growth and deliver value to shareholders,” said Mr. Morberg. “I look forward to partnering with the leadership team and the entire company on this journey.”

About Landec Corporation
Landec Corporation (NASDAQ: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.

Contact Information:

Investor Relations:
Jeff Sonnek
(646) 277-1263
Jeff.sonnek@icrinc.com